TERMINATION AND RELEASE AGREEMENT

This  Termination and Release Agreement (the “Agreement”) is entered into by and among Transworld Investment Group, Plc., a Cayman Islands entity (“Transworld”), Premier Wealth Management, Inc. (collectively with its subsidiaries, assigns, and affiliates, the “Company”), a Delaware corporation, Michael Abraham, a director of Transworld and an executive officer of the Company (“Abraham”), effective as of July 2, 2009 (the “Effective Date”) relating to the termination by the Company of the term sheet and related negotiations regarding the potential acquisition by Transworld of the Company (the “Transworld Acquisition”) pursuant to the Amended and Restated Confidential Term Sheet entered into among the parties as of May 4, 2009 (the “Amended Term Sheet”).

WHEREAS, the Company has, effective as of May 4, 2009,  entered into the Amended Term Sheet with Transworld, providing for, among other things the revised terms of the Transworld Acquisition, a discharge of all debt owed to Transworld and the issuance of 8,000,000 shares of common stock the Company to Transworld as part of the consideration therefore (the “Settlement Shares”);

WHEREAS,  the Company, based on due diligence and general economy related concerns, has determined that the Transworld Acquisition may no longer be in the best interests of the Company’s shareholders, and further desires to, and hereby does, terminate the Transworld Acquisition pursuant to the Amended Term Sheet; and

WHEREAS, Transworld has received notice of termination and desires to consent, and hereby does consent, to the termination of the Transworld Acquisition and to the mutual release of the parties and discharge of any and all obligations connected therewith; and

WHEREAS, contemporaneously with the entry into the Amended Term Sheet and so as to facilitate the transaction, Abraham was appointed  as Chief Operating Officer of the Company and desires to resign;

NOW, THEREFORE, based on the mutual premises and full and valid consideration of the parties, the receipt and sufficiency of which is hereby acknowledged, the Company, and Abraham hereby agree as follows:

1.           Resignation as Officer.  Abraham hereby confirms his resignation as Chief Operating Officer of the Company effective as of July 2, 2009.

2.           Termination of All Agreements.  The parties acknowledge and agree that the Transworld Acquisition and Amended Term Sheet and all other agreements relating thereto, written or otherwise, between the Company and either of or both Abraham and/or Transworld or any of their respective affiliated entities and the Company or its subsidiaries or affiliates, in each case whether written or oral, implied or otherwise, are deemed terminated, deemed satisfied and discharged in full with prejudice.  Notwithstanding the foregoing, the issuance of the Settlement Shares in exchange for the full release and discharge of indebtedness and any and all other forms of release or discharge set forth in the Amended Term Sheet shall continue and remain in full force and effect.  The parties have agreed that no other amounts remain due under such agreements or otherwise.

3.           Payments.  No payments are owed to any party hereto, and the parties are not aware of any liabilities of any other party hereto relating to the Transworld Acquisition or Amended Term Sheet.

4.           No Disagreements with Management.  Transworld and Abraham have been provided with a copy of this Agreement along with an Current Report on Form 8-K (the “Current Report”), which they have had an opportunity to review with his counsel.  Abraham states that he agrees with the statements set forth therein and that the resignation herein does not relate in any way to any disputes with management or to any financial or accounting matters or improprieties or in any way or to the Company’s internal controls over financial reporting or disclosure and further, or to any matter relating to the Company’s operations, policies or practices.  Abraham and Transworld understand that, in connection with the preparation of future financial statements, due diligence or the preparation of reports or registration statements to be filed with the Securities and Exchange Commission (the “SEC”), that they may be called upon by the Company’s auditors or others to respond to questions relating to Abraham’s activities as an officer or to the Transworld Acquisition or verifying the foregoing and that they will cooperate in a truthful and honest manner so as to enable to Company to satisfy its reporting obligations.

5.           General Releases.

(a)           Company Releases.  For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, including, without limitation, the mutual promises set forth in this Agreement, the Company, for itself and themselves, its and their parents, affiliates, subsidiaries, divisions, groups and past and present officers, directors, employees, agents, representatives, attorneys, accountants, auditors, consultants, administrators, beneficiaries, predecessors, successors and assigns (collectively, “Company Release Parties”) and any person or entity claiming by or through any of the foregoing hereby RELEASE AND DISCHARGE Transworld, any corporation with which it is an affiliate, their parents, affiliates, subsidiaries and past and present officers, directors (including, and without limitation, Abraham), employees, agents, representatives, attorneys, accountants, auditors, consultants, successors and assigns in any capacity whatsoever (collectively, “Transworld Release Parties”) of and from all actions, causes of action, suits, debts, dues, sums of money, claims for breaches of contract, claims for breaches of fiduciary duties or conflicts of interest, claims of entitlement to securities, claims for violations of securities laws or regulations, compensation, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages (compensatory, consequential, liquidated, special, punitive or otherwise), judgments, extents, executions, claims, and demands (including attorneys’ fees and costs) of any nature whatsoever, in law, admiralty or equity, against the Transworld Release Parties that the Company Release Parties ever had, now have or hereafter can, shall or may have, relating to the Transworld Acquisition, whether known or unknown, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the Effective Date of this Agreement, provided only that nothing herein shall release or otherwise affect the Transworld Release Parties’ obligations under this Agreement.

(b)           Transworld and Abraham Releases.  For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, including without limitation the mutual promises set forth in this Agreement, Transworld, for and of itself and any of the Transworld Release Parties, and Abraham, each hereby RELEASES AND DISCHARGES the Company Release Parties of and from all actions, causes of action, suits, debts, dues, sums of money, claims for breaches of contract, claims for breaches of fiduciary duties or conflicts of interest, claims of entitlement to securities, claims for violations of securities laws or regulations, compensation, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages (compensatory, consequential, liquidated, special, punitive or otherwise), judgments, extents, executions, claims, and demands (including attorneys’ fees and costs) of any nature whatsoever, in law, admiralty or equity, against the Company Release Parties that any of the Transworld Release Parties, now have or hereafter can, shall or may have, whether known or unknown, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the Effective Date of this Agreement, provided only that nothing herein shall be deemed a waiver of Transworld’s right to receive the Settlement Shares.

(c)           No Initiation of Claims.  Subject to satisfactory compliance with Section 3, the parties agree not to institute, instigate, urge, support, encourage, voluntarily participate in or profit from any lawsuit, complaint or other action or proceeding of any kind relating to any matter to which these general releases pertain.  Notwithstanding the foregoing, nothing herein shall be deemed to prohibit any party from providing, after taking reasonable measures to ensure the confidentiality of information provided, information or explanations to third party regulatory agencies or the Company’s auditors or accountants, seeking such information in response to comment letters or inquiries, or in response to civil or administrative subpoenas or court order, or from discussing the provisions hereof and factual circumstances surrounding the events leading to this Agreement in disclosure document filings made with the SEC from time to time.  Each party warrants and acknowledges that he/it has received a copy of this Agreement for review and study, has read the Agreement carefully and has had an opportunity to do so with their counsel, and agrees to abide by all of its provisions.

6.           Miscellaneous.

(a)	If any provision of this Agreement is held invalid for any reason, the other provisions of this Agreement will remain in full force and effect.

(b)
The parties agree that this Agreement shall be subject to, interpreted and enforceable under, the laws of the State of New York, without regard to any otherwise applicable conflict of laws principles.  The Parties shall have the right to bring suit to enforce this Agreement in such jurisdiction.  THE PARTIES HERETO AGREE TO WAIVE A TRIAL BY JURY. Each party hereto irrevocably waives any and all defenses based on inconvenient or improper venue or forum.  Each party irrevocably consents to service of process by pre-paid overnight courier.

(c)	This Agreement contains the complete understanding of the Parties and any changes must be in writing and signed by the parties.

(d)
The parties agree that they will endeavor to use their best efforts to insure that any future public statements or releases in respect of this Agreement and/or related matters concerning the relationship between them will be provided to one another in advance for reasonable review and approval, and shall not conflict with the Amended Report.  Said consents shall be presumed given if such information is substantially similar to the Amended Report, as approved hereby, and said consent to not be withheld if such disclosure is not otherwise inconsistent with the Amended Report.

[SIGNATURE PAGE FOLLOWS]

[Signature Page to Termination and Release Agreement]

IN WITNESS WHEREOF, the parties have executed this Termination and Release Agreement effective as of the Effective Date set forth above.

PREMIER WEALTH MANAGEMENT, INC.

By:	/s/ Nigel Gregg
Name: Nigel Gregg
Title: Chief Executive Officer

MICHAEL ABRAHAM:

/s/ Michael Abraham

TRANSWORLD INVESTMENT GROUP, PLC

By:	/s/ Ronan Guilfoyle
Name: Ronan Guilfoyle
Title: Director

By:	/s/ Michael Abraham
Name: Michael Abraham
Title: Director

Michael Abraham

July 2, 2009

Premier Wealth Management, Inc.

Gentleman:

Please accept this letter of my resignation as of the date set forth above.

In addition, please note, that I do not have any disagreements with management relating to to financial or accounting matters or improprieties or improprieties of any member of management or the board that related to or implicated the Company in any way or to the Company’s internal controls over financial reporting or disclosure.

/s/ Michael Abraham Michael Abraham